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                                                                       EXHIBIT 5
                                                                       ---------

                               KIRKLAND & ELLIS
                                Citicorp Center
                             153 East 53rd Street
                          New York, New York 10022-4675
                                (212) 446-4800

                                 June 22, 1995


A.L. Pharma Inc.
One Executive Drive
P.O. Box 1399
Fort Lee, NJ  07024

Ladies and Gentlemen:

          We have acted as counsel to A.L. Pharma Inc., a Delaware corporation (the "Company"), in connection with the filing of the Company's registration statement on Form S-3 with the Securities and Exchange Commission on or about June 22, 1995 (the "Registration Statement"), under the Securities Act of 1933, as amended. The Registration Statement is being filed in connection with the Company's registration of 2,450,245.44 shares of Class A Common Stock (the "Shares") and Warrants to purchase 514,437.54 shares of Class A Common Stock (the "Warrants").

          We are familiar with the proceedings to date with respect to such offering and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for purposes of this opinion.

          For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, and the due authorization, execution and delivery of all documents by the parties thereto.

          We are of the opinion that:

     1. When the Shares shall have been issued upon exercise of the Warrants in accordance with the Warrant Agreement dated October 3, 1994 between the Company and the First National Bank of Boston as Warrant Agent, and the Registration Statement shall have become effective, the Shares will be legally issued, fully paid and non-assessable.

     2.   The Warrants have been duly authorized and validly issued.

          This opinion shall be limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement.


                              Very truly yours,

                              /s/ Kirkland & Ellis

                              KIRKLAND & ELLIS